EXHIBIT (a)(5)(T)

News Release	Bayer AG Communications 51368 Leverkusen Germany Tel.: +49 214 30-1 www.press.bayer.com

Antitrust authorities approve Bayer's acquisition of Schering

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  Transaction cleared unconditionally by the E.U. Commission

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  Antitrust clearance in the United States already obtained

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  Acceptance period for Schering stockholders ends on May 31, 2006

Leverkusen—The European Commission today approved without conditions Bayer's planned acquisition of Schering AG. This leaves the Leverkusen group free to complete the deal as far as antitrust law is concerned, since clearance in the United States was already obtained on April 21, 2006. Bayer had made its cash offer to Schering stockholders conditional upon regulatory approval by the E.U. and U.S. authorities.

A further condition to the takeover offer is that the minimum acceptance threshold of 75 percent is reached by May 31, 2006. Bayer Management Board Chairman Werner Wenning pointed out once again that the offer of EUR 86 per Schering share is approximately 61 percent above the unweighted 12-month average price and some 39 percent above the closing price of Schering shares before the first takeover rumors surfaced. "It is thus worthwhile for Schering shareholders to accept our offer," Wenning stressed.

Additional information and the official offer document are available on the internet at www.bayer.com.

Leverkusen, May 24, 2006
fo/ha        (2006-0280-E)

Contact:

Christian Hartel, phone +49 214 30 47686,
Email: christian.hartel.ch@bayer-ag.de

Important Information:

This announcement contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those we discussed in our annual and interim reports to the Frankfurt Stock Exchange and in our reports filed with the SEC (including Form 20-F).

This is neither an offer to purchase nor a solicitation of an offer to sell shares or American depositary shares of Schering AG. The terms and conditions of the offer, including any possible extension of the acceptance period, have been published in the offer document after the permission of the German Federal Financial Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht, BaFin) has been obtained on April 12, 2006. Dritte BV GmbH also has filed a tender offer statement with the U.S. Securities Exchange Commission (SEC) with respect to the takeover offer. Investors and holders of shares and American depositary shares of Schering AG are strongly advised to read the tender offer statement and other relevant documents regarding the takeover offer filed by Dritte BV GmbH with the SEC because they contain important information. Investors and holders of shares and American depositary shares of Schering AG will be able to receive these documents free of charge at the SEC's web site (http://www.sec.gov), or at the web site http://www.bayer.com.

This is not an offer of Bayer AG's securities for sale in the United States. No such securities have been registered under the U.S. Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States must be made by means of a prospectus that contains detailed information about the issuer, its management and its financial statements.

Bayer AG has been granted exemptive relief from the provisions of Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, permitting it (or Dritte BV GmbH or certain of its other affiliates or financial institutions on its behalf) to make purchases of shares of Schering AG outside of the takeover offer until the end of the offer period, subject to certain conditions. Accordingly, to the extent permissible under applicable securities laws and in accordance with normal German market practice, Bayer AG, Dritte BV GmbH or its nominees or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, shares of Schering AG outside the United States, other than pursuant to the offer, before or during the period in which the offer is open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required by applicable securities laws.

The distribution of this announcement and the offer and sale of the securities described in this announcement in certain jurisdictions may be restricted by law. Any persons reading this announcement should inform themselves of and observe any such restrictions. This announcement may not be taken, distributed or transmitted, directly or indirectly, in any form in or into Italy, the United States, Canada or Japan.

This communication is directed only at persons who (i) are outside Italy, the United Kingdom, the United States, Canada or Japan or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49 (2)(a) to (d) ("high net worth companies, unincorporated associations etc") of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together being referred to as "relevant persons"). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

This announcement is not an offer of securities for sale in Germany and is not a listing prospectus according to the German Securities Prospectus Act (Wertpapierprospektgesetz) as amended, the Commission Regulation (EC) No 809/2004 of 29 April 2004 as amended, or any other laws applicable in Germany governing the issue, offering and sale of securities. Any investment decisions or advices for investment decisions should only be made or given based on a prospectus which also includes a section on risk factors.